~ALLIANCEBERNSTE~~~

Inuesrmerrt Research and M~nagement

December 15, 2004

PrincipalLife InsuranceCompany

RE: Master Administrative ServicesAgreement

LadiesandGentlemen:

     We theundersignedAllianceBernstein InvestmentResearch and-Management, Inc. ("ABIRM"),herewith confirm ourAdministrative ServicesAgreement (this"Agreement") with youas follows:

     1. Subject toourdirectionand control,we hereby employ youtoprovide certainadministrative servicesrespecting theoperationsofAllianceBernsteinVariable ProductsSeries Fund, Inc. (the"Fund")asdescribed on ScheduleA attached hereto.

     It isunderstood that youwill fromtimetotimeemploy, or associatewith yourselves, suchpersons asyoubelieve tobe particularly fitted toassist you intheexecution ofyourduties hereunder, thecompensationof suchpersons, and allother expensesinconnectionwith theperformance of yourduties hereunder, tobepaid by you. No obligationmay be incurred on ourbehalf oronbehalf ofthe Fund inany such respect.

     Duringthecontinuanceof thisAgreement youwill furnishus without charge suchadministrativeassistanceand suchoffice facilitiesasyoumay believeappropriateoraswemay reasonably request, subjecttotherequirements ofanyregulatoryauthority towhich youmay be subject. Subjecttoourprior consent,you may, at your expense, retain0the.rpersons or firms,whichmay includeaffiliates,toassist you incarryingout your administrativeand clerical obligations hereunder.

     2. Youwillbear allexpenses inconnectionwith the performance ofyour servicesunder thisAgreement.

     3. Inconsiderationoftheforegoing,we will pay you afeeonaquarterlybasis, inarrears, asdescribed inSchedule Battachedheretoandmade apart hereof. Uponanytermination ofthisAgreement before theend ofanyquarter duringwhich you acted under thisAgreement, suchfeeswill beprorated according totheproportion which theperiod bears tothe fullquarter and will bepayable upon thedateofterminationof thisAgreement.

     4. ThisAgreement shallbecome effectiveasofthe datewritten above and shallremain ineffect unless specifically terminated asprovided below.

     5. ThisAgreement may beterminated at anytime, without thepayment of anypenalty,bymutual agreementofthe parties inwriting. ThisAgreement will terminateautomatically upon thetermination of the ParticipationAgreement, dated asof December 15,2004,among PrincipalLife InsuranceCompany, Alliance CapitalManagement L.P.,a Delaware limitedpartnership, andABIRM.

     6. ThisAgreement may not betransferred, assigned, sold inanymanner, hypothecated orpledgedby you andthis Agreement shallterminateautomatically intheevent ofany such transfer, assignment, sale,hypothecationorpledge by you.

     7. You agreethat all recordswhich youmaintain for usareourproperty and youwill surrenderthemtouspromptly upon ourrequest.

     Ifthe foregoing isinaccordance with your understanding, will you kindly soindicateby signing and returningtousthe enclosed copyhereof.

Very	truly yours,

	ALLIANCEBERNSTEIN		INVESTMENT RESEARCH
	AND MANAGEMENT,		INC ."?
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Accepted: PRINCIPALLIFEINSURANCECOMPANY

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Name	Melissa Crew

Tit1e: DirectorMarketing and ProductDevelopnent

SCHEDULE A

ADMINISTRATIVE SERVICES FOR

ALLIANCEBEFWSTEINVARIABLE PRODUCTS SERIES FUND,INC.

PrincipalLife InsuranceCompany (the"Insurer") shallprovide certainadministrativeservicesrespecting theoperationsof AllianceBernsteinVariable Products Series Fund, Inc. (the "Fund"), asset forthbelow. ThisSchedulemay be amended from timetotimeasmutually agreed upon by the InsurerandABIRM.

Maintenance ofbooksandrecords

Maintain aninventoryof sharespurchased toassist the Fund's transferagent inrecording issuanceofshares.

Performmiscellaneous accounting servicestoassist transferagent inrecordingtransfers of shares (via net purchase and redemption orders).

Reconciliation andbalancing oftheInsurer's separate account at theFund level inthegeneral ledger and reconciliationof cashaccountsat general account.

Purchaseorders

Determination ofnet amount ofcash flow intotheFund.

Reconciliationandnotification to Fund ofnet purchase orders (wire)and confirmation thereof.

Redemption orders

Determination ofnet amount required forredemptionsby Fund.

Reconciliationandnotification toFundof cash required fornet redemption ordersand confirmation thereof.

Reports

Periodicinformation reportingtotheFund.

Fund-related contract owner services

Telephonic support forcontract ownerswith respectto inquiriesabout theFund (notincluding information aboutperformance orrelated tosales).

Assistance with Fundproxy solicitations,specifically with respecttosolicitingvoting instructionsfrom contractowners;provided, however,that any Fundproxy solicitationsinexcess ofone ina rolling 12-month period shallbe deemedanextraordinary Administrative Serviceand not includedwithin thisAgreement.

Other administration support

Sub-accounting services.

Providing other administrative support tothe Fund as mutually agreed between the Insurerand the Fund from timetotime.

Relieving the Fundofotherusualorincidental administration servicesprovided toindividual shareholders.

. Preparation of reportstothirdparty reporting services.

SCHEDULE B

AllianceBernstein Investment Research andManagement , Inc.will pay PrincipalLife InsuranceCompany ("Insurer")a quarterly Administrative Servicing Feeasfollows:

I . For Contracts funded by Class A shares:

at anannual rateof 25 basispoints ofthe averagedaily net assets of each PortfolioattributabletoContracts fundedby Class A sharesissuedby Insurer